UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 1, 2007

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 and Item 7.01. Results of Operations and Financial Condition, and Regulation FD Disclosure.

On November 1, 2007, i2 Technologies, Inc. (the “Company” or “i2”) announced by press release (the “Press Release”) the Company’s third quarter 2007 financial results. The information contained in the Press Release, which is attached to this Current Report on Form 8-K as Exhibit 99.1, is incorporated by reference herein and is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition,” and Item 7.01, “Regulation FD Disclosure.”

Included in the Press Release is the disclosure of non-GAAP diluted earnings per share (diluted earnings per share excluding contract revenue and stock option expense) and non-GAAP operating revenue (total revenue less contract revenue). Contract revenue was the result of the recognition of certain revenue carried on the Company’s balance sheet as a portion of deferred revenue and was a result of our 2003 restatement. The Company’s recognition of contract revenue has varied period-to-period since the restatement. Because contract revenue does not reflect current receipts of cash or the current performance of the Company’s business, the use of non-GAAP measures excluding contract revenue more accurately reflects the quality of i2’s revenues and earnings and contributes to more informative period-to-period comparisons. In addition, the exclusion of stock option expense from non-GAAP diluted earnings per share allows for more accurate comparisons of the Company’s operating results to the results announced by many of its peer companies. Accordingly, i2 believes that the presentation of non-GAAP diluted earnings per share and non-GAAP operating revenue provides investors with useful supplemental information that enhances transparency in the review of financial and operational performance. Management of the Company uses these non-GAAP measures for budgeting purposes, and both management and the Board of Directors use them in analyzing the underlying performance of i2. Disclosure of non-GAAP diluted earnings per share and non-GAAP operating revenue thus provides investors with additional important information to enable them to assess, in the way that management assesses, the performance of the Company. However, these non-GAAP measures should not be considered as a substitute for or superior to, and should only be read in conjunction with, measures of financial performance prepared in accordance with generally accepted accounting principles. The Press Release contains a reconciliation of non-GAAP diluted earnings per share and non-GAAP operating revenue to GAAP diluted earnings per share and GAAP revenue, respectively.

The Company will conduct its earnings conference call on November 1, 2007, at 10:00 a.m. EDT. A webcast of the conference call will be open to the public and can be accessed via i2’s Web site at http://www.i2.com/investor.

The foregoing information in this Current Report and the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 8.01.	Other Events.

On November 1, 2007, the Company also issued a press release announcing that its Board of Directors has formed a committee of independent directors to consider and evaluate the merits of the various strategic options available to the Company to enhance shareholder value. These strategic options may include changes to the Company’s operations, actions or transactions intended to enhance the value or utilization of the Company’s existing assets (including the Company’s intellectual property and net operating loss carryforwards), joint ventures or strategic partnerships, selective acquisitions, dispositions or other capital transactions, and a merger, sale or other extraordinary business transaction involving the Company. Richard L. Clemmer, Lloyd G. Waterhouse and Jackson L. Wilson, Jr. will serve on the strategic review committee, which will be chaired by Mr. Wilson.

The strategic review committee was formed in connection with an ongoing review of the Company’s management, operations and strategy. Since early this year, J.P. Morgan Securities Inc. has been engaged as the Company’s financial advisor to assist with certain aspects of that review. The formation of the strategic review committee allows the scope of the review to be expanded so that the Board of Directors has a full and complete picture of all available strategic options. The review is expected to conclude at the end of January 2008, when the strategic review committee presents its recommendations to the Board of Directors.

There can be no assurance that the ongoing exploration of strategic options will result in any new or different course of action. The Company does not currently intend to disclose developments with respect to the exploration of strategic options unless and until the Board of Directors has approved a specific course of action.

The Company also announced in its press release that the Board of Directors has identified some outstanding chief executive officer (“CEO”) candidates and will be naming a permanent CEO pending the outcome of the strategic review process. Until that time, Pallab Chatterjee will continue to serve as the company’s interim CEO and remains a candidate for the CEO position.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release dated November 1, 2007 announcing the Company’s third quarter 2007 financial results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2007	i2 TECHNOLOGIES, INC.

	By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President, Finance and Accounting and Chief Financial Officer